September 11, 2019
Martyn Smith
61 Esmond Road
London
W4 1JE
United Kingdom

Dear Martyn,

Reference is made to the letter agreement among Avis Budget Group, Inc. (the “Company”) and Avis Budget Services Limited, and yourself dated February 15, 2019 (the “Letter Agreement”).

Unless otherwise changed herein, all terms and provisions of the Letter Agreement, including the definitions used therein, shall remain in full force and effect. The parties to the Letter Agreement agree to amend the Letter Agreement as follows:

1.
the last sentence of the “Duration” section shall be amended to read as follows: “Following expiration of the Initial Term, the Assignment will continue until January 31, 2020 (the period from the expiration of the Initial Term until January 31, 2020 being the “Extended Term”);

2.
the first sentence of the section entitled “Fees Associated with Transition and Advisory Services” shall be amended to add the following language at the end of such sentence: “provided, however, that from September 19, 2019 through the end of the Extended Term, such base salary shall be reduced by 50%”; and

3.
the second sentence of the “Termination” section shall be amended to include the following language at the end of such sentence: “provided, however, that if at any time following September 19, 2019 the Company terminates the Assignment or the Extended Term for any reason or no reason, the Company shall not be required to pay any amount that has not been earned under the first sentence of the section entitled “Fees Associated with Transition and Advisory Services.”

This letter may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Yours sincerely,

/s/ Edward P. Linnen
Edward P. Linnen
Chief Human Resources Officer
Avis Budget Group, Inc.

AGREED AND ACKNOWLEDGED:

MARTYN SMITH

/s/ Martyn Smith
Martyn Smith
Date: September 11, 2019

AVIS BUDGET SERVICES LIMITED

/s/ Paul Ford
Paul Ford
Date: September 16, 2019

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